Exhibit 99.1

METACRINE ANNOUNCES RESIGNATION OF CHIEF MEDICAL OFFICER

SAN DIEGO – December 27, 2021 - Metacrine, Inc. (NASDAQ:MTCR), a clinical-stage biopharmaceutical company pioneering differentiated therapies for patients with gastrointestinal and liver diseases, today announced that Hubert C. Chen, M.D., chief medical officer, has resigned to pursue a new opportunity. Dr. Chen’s resignation is effective December 31, 2021. Preston Klassen, M.D., MHS, chief executive officer, is expected to assume responsibility for Metacrine’s ongoing clinical trials and future clinical operations.

“We appreciate Hubert’s significant contributions during the last three years as we moved our pipeline through several important milestones,” said Preston Klassen, M.D., MHS, CEO, Metacrine. “Hubert has established a strong team in our R&D organization that will continue to serve us well as we focus our resources on moving our IBD program into the clinic. We wish Hubert success in his future endeavors.”

About Metacrine

Metacrine, Inc. is a clinical-stage biopharmaceutical company building a pipeline of differentiated therapies to treat gastrointestinal and liver diseases. Metacrine has developed a proprietary farnesoid X receptor (FXR) platform utilizing a unique chemical scaffold, which has demonstrated an improved therapeutic profile in clinical trials. To learn more, visit www.metacrine.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements about plans for initiating future clinical trials and studies. Words such as “may,” “will,” “expect,” “plan,” “aim,” “projected,” “likely,” “anticipate,” “estimate,” “intend,” “potential,” “prepare,” “perceived,” “believes” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Metacrine’s expectations and assumptions that may never materialize or prove to be incorrect. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks and uncertainties regarding regulatory approvals for MET409 or MET642; potential delays in initiating, enrolling or completing any clinical trials; potential adverse side effects or other safety risks associated with Metacrine’s product candidates; competition from third parties that are developing products for similar uses; and Metacrine’s ability to obtain, maintain and protect its intellectual property. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Metacrine’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2021, and in Metacrine’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as required by law, Metacrine assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor & Media Contact

Steve Kunszabo

Metacrine, Inc.

+1 (858) 369-7892

skunszabo@metacrine.com